EXHIBIT 99.1

Sevcon Announces Results of Voting at Annual Meeting Reflecting Overwhelming Support for Incumbent Board

SOUTHBOROUGH, Mass., Feb. 13, 2017 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) today announced the results of voting at its 2017 Annual Meeting of Stockholders, held on February 7, 2017.

The proposal to amend our certificate of incorporation to immediately declassify the Board of Directors received 2,394,494 votes in favor, falling short of the majority of outstanding shares, 2,670,997, required to pass.

As a result, three incumbent directors – Glenn Angiolillo, Ryan Morris, and David Steadman, did not face election and their terms will continue until the 2018 Annual Meeting.  In the election at this meeting, all director candidates nominated by the Company’s Board of Directors were re-elected and none of the director candidates nominated by Ryan Morris / Meson Capital were elected. Consequently the composition of the board will remain unchanged.  The votes cast for each candidate were as follows:

Sevcon Board Nominees
Matthew Boyle	3,988,592
Matthew Goldfarb	3,995,795
William J. Ketelhut	3,988,492
Walter M. Schenker	3,995,795
Paul O. Stump	3,967,801

Ryan Morris/Meson Nominees
Bryan Boches	823,932
Shvetank Jain	823,932
Anthony L. Posawatz	823,932

Stockholders also approved advisory resolutions to ratify the reappointment of RSM US LLP as the Company’s auditors and to approve the fiscal 2016 compensation of the executive officers (“say-on-pay”), and they indicated a preference for annual say-on-pay votes going forward.

Matt Boyle, the Company’s President and Chief Executive Officer, stated, “We are pleased to put the unfortunate distraction of the recent proxy contest behind us and focus our energy on positioning the Company to take full advantage of the market opportunities ahead.   We are grateful for the reaffirmation from our stockholders that we – and not the dissident’s slate of directors -- are best positioned to optimize the value of their investment in our Company.”

About Sevcon
Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Learn more about Sevcon at www.sevcon.com/.

Contact:
Matt Boyle
President and CEO
011 44 7802 260706
matt.boyle@Sevcon.com